Exhibit 3.7
LIMITED LIABILITY COMPANY AGREEMENT
OF
CASCADES BOXBOARD GROUP — CONNECTICUT LLC
     This Limited Liability Company Agreement (this “Agreement”) of Cascades Boxboard Group — Connecticut LLC, a Delaware limited liability company, dated as of March 27, 2006, is by and between Cascades Auburn Fiber Inc., a Delaware corporation (the “Member”, which shall include any subsequent assignee member) and Cascades Boxboard Group — Connecticut LLC (the “Company”), pursuant to and in accordance with the Limited Liability Company Act of the State of Delaware, 6 De. C. 18-101 et seq., as amended from time to time (the “Act”). Terms used in this Agreement which are not otherwise defined shall have the respective meanings given those terms in the Act.
     In consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereto hereby agree as follows:
     1. Name. The name of the limited liability company formed pursuant to the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on March 27, 2006 is Cascades Boxboard Group — Connecticut LLC.
     2. Purposes. The purpose of the Company is to engage in any lawful acts or activities for which limited liability companies may be organized under the Act. The Company shall have the authority to take all actions deemed necessary or convenient to accomplish its purposes and operate its business as described in this Section 2.
     3. Term. The company shall continue in existence until dissolved in accordance with the Act and this Agreement.
     4. Registered Agent and Office; Principal Office.
          (a) The registered agent for service of process on the Company and the registered office of the Company shall be as specified in the Certificate, as amended from time to time in accordance with the Act.
          (b) The principal office of the Company shall be located at such address and may be designated by the Member.
     5. Authorized Persons. The Member hereby confirms the designation of Sandy K. Feldman and the directors and officers of the Company, singly and not jointly, as “authorized persons” within the meaning of the Act to execute and cause to have filed the Certificate and any other certificate, instrument or document (including, without limitation, any amendment or other change thereto) required by the Act.
     6. Member. The Company shall have one member (the “Member”). The name and the mailing address of the initial Member are as follows:

Name	Address
Cascades Auburn Fiber Inc.	c/o Cascades USA Inc. 148 Hudson River Road Waterford, NY 12188
The name and address of any subsequent Member shall be recorded in a member register (the “Register”) maintained by the Company.
     7. Shares.
     (a) For the purposes of this Agreement, a “Share” shall mean a unit of limited liability company interest issued by the Company, which represents the rights and obligations associated therewith, including, without limitation, the right to vote, the right or obligation to receive allocations of the profits and losses of the company and the right to receive distributions of the Company’s assets in accordance with this Agreement and the Act.
     (b) There shall be no limit on the number of Shares that may be issued by the Company. With the consent of the Member, the Company may subdivide or combine the number of outstanding Shares into a greater or lesser number of outstanding Shares. The Company may issue fractional Shares.
     (c) The Shares may, but need not be, evidenced by a certificate in such form and executed by such officer or officers as the Board (as defined below) may determine.
     (d) An assignee of the Shares shall become, and be entitled to exercise the rights and powers of and be subject to the liability of, a member of the Company, including the right to participate in the management of the business and affairs of the Company. Such membership shall become effective when the assignee’s admission is reflected in the Register.
     8. Management.
     (a) Except as set forth herein, the business of the Company shall be undertaken by a board of managers, referred to in this Agreement as the board of directors (the “Board”). The Board shall initially be comprised of two directors appointed by the Member. The Member may at any time increase or decrease the number of directors on the Board and remove and replace any director with or without cause. The initial directors, who shall serve until their successors are duly appointed and have qualified, as listed on Schedule A attached hereto.
     (b) The Board may appoint individuals as officers or agents with such titles as the Board may designate to act on behalf of the Company with such power and authority as the Board may delegate to such persons. The Board may at any time replace any officer or agent with or without cause. The initial officers of the Company, who shall serve until their successors are duly appointed and have qualified, and their respective titles are listed in Schedule B attached hereto.

     (c) The Board shall conduct its proceedings in accordance with procedures as may be approved by the Member from time to time.
     (d) The directors and officers shall not be entitled to remuneration from the Company for serving in such capacity unless otherwise determined by the Member.
     9. Capital Contributions. The Member shall make an initial capital contribution of $1.00 to the Company in exchange for 100 shares. The Member shall not be required to make any additional capital contribution. However, the Member may make additional contributions to the Company as it may determine from time to time, each of which capital contributions and any Shares issued in connection therewith shall be recorded in the Register.
     10. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.
     11. Distributions. Subject to the Act, distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board.
     12. Tax Matters. The Member and the Company shall take all actions necessary to have the Company treated as a disregarded entity for United States federal income tax purposes and state tax purposes.
     13. Fiscal Year. Unless otherwise determined by the Board or required by the Internal Revenue Code of 1986, as amended, the fiscal year of the Company shall end on December 31.
     14. Amendments. Amendments to this Agreement may be made by the Member and the Company in writing from time to time.
     15. Liability of Member.
     (a) The Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that the Member shall remain personally liable as required pursuant to the Act or any other applicable law.
     (b) The Member shall not have personal liability to the company for damages for any breach of duty in such capacity.
     16. Standard of Conduct; Indemnification.
     (a) Directors and officers owe the Company and the Member a duty of loyalty and a duty of care. The duty of loyalty includes:
(i)	accounting to the Company and holding as trustee for it, any property, profit or benefit derived by the director or officer in the conduct or winding up of the Company’s business,

(ii)	refraining from dealing with the company as or on behalf of a party having an interest adverse to the Company, and

(iii)	refraining from competing with the Company.
The duty of care is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In addition, each director and officer will discharge his or her duties consistently with the obligation of good faith and fair dealing. Each director and officer shall be entitled to rely on information, opinions, reports or statements, including financial statements, in each case prepared by one or more agents or employees, counsel, public accounts or other persons employed by the Company as to matters that the director or officer believes to be within such person’s competence. A director or officer who performs his or her duties in accordance with this Section 16(a) shall not have any liability to the Company by reason of being a director or officer.
     (b) Subject to the limitations and conditions as provided in this Section 16, each individual, and their heirs, executors, administrators, legal representatives, successors and assigns, who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative (any of the foregoing, a “Proceeding”), or any appeal in such a proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an officer or director of the Company is or was serving at the request of the Company as a manager, director, officer, partner, joint venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be indemnified by the Company to the fullest extent permitted under the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), so long as the person being indemnified has performed in accordance with the limitations set forth in this Section 16, against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, attorneys’ (whether incurred in an action between the indemnified person and the Company, a third party or otherwise) and other professional fees and expenses) actually incurred by such person in connection with such Proceeding. Indemnification under this Section 16 shall continue with respect to a person who has ceased to serve in the capacity which initially entitled such person to indemnify hereunder. The rights granted pursuant to this Section 16 shall be deemed contractual rights, and no amendment, modification or repeal of this Section 16 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 16 could involve indemnification for negligence.
     The right to indemnification conferred in this Section 16 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a person of the type entitled to be indemnified under Section 16 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made upon the satisfaction of the following criteria:
(i)	delivery to the Company of a written affirmation by such person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 16;

(ii)	a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Section 16 or otherwise; and

(iii)	the additional terms and conditions as the Company deems appropriate.
     No indemnification will be provided to any director, officer, employee or agent of the Company for or in connection with the receipt of a financial benefit to which such person is not entitled, voting for or consenting to a distribution to directors or officers in violation of this Agreement or the Act, or a knowing violation of law.
     (c) The Company may indemnify and advance expenses to any person, who was or is made a party or is threatened to be made a party to or is involved in any Proceeding or any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, by reason of the fact that such person was an employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, joint venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person to the same extent that it shall indemnify and advance expenses to directors and officers under this Section 16.
     (d) Notwithstanding any other provision of this Section 16, the Company may pay or reimburse reasonable out-of-pocket expenses (including, without limitation, attorneys’ and other professional fees and expenses) incurred by a director, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.
     (e) The right to indemnification and the advancement and payment of expenses conferred in this Section 16 shall not be exclusive of any other right which a director, officer or other person indemnified pursuant to this Section 16 may have or hereafter acquire under any law (common or statutory), provision of the Certificate (as amended from time to time in accordance with the Act) or this Agreement, separate contractual arrangement, vote of the Member or disinterested directors or otherwise.
     (f) The Company may purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, joint venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Section 16.
     (g) If this Section 16 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this Section 16 as to costs, charges and expenses (including, without limitation, attorneys’ and other professional fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Section 16 that shall not have been invalidated and to the fullest extent permitted by the Act.
     (h) Notwithstanding that it may constitute a conflict of interest, the Member or its affiliates may engage in any transaction (including, without limitation, the purchase, sale, lease or exchange of any property, the lending or borrowing of money or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company.
     17. Dissolution. The Company shall dissolve, and its affairs shall be wound up in accordance with the Act, upon the first to occur of the following:
     (a) the retirement, resignation, expulsion, bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member (except for an assignment thereof) in the Company;
     (b) the agreement in writing of the Member to dissolve the Company; or
     (c) when required by the Act or other applicable law.
     18. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.
     19. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof.
     20. No Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create or grant to any persons other than the Member, the Company and the persons contemplated by Section 16, any third party beneficiary rights, claims, causes of action of any kind or nature against any of the parties hereto.
     21. Counterparts. This agreement may be executed in counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
* * *

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CASCADES AUBURN FIBER INC.
By:	/s/ Nathalie Théberge
	Name:	Nathalie Théberge
	Title:	Assistant Secretary

CASCADES BOXBOARD GROUP — CONNECTICUT LLC
By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Secretary

Schedule A
Directors
Laurent Lemaire
Eric Laflamme

Schedule B
Officers

Eric Laflamme Alain Dubuc Mark Roy Robert F. Hall	President Vice President, Production Vice President, Sales and Marketing Secretary